EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Current Report on Form 8-K/A under the Securities Exchange Act of 1934 of Harrah’s Entertainment, Inc. to be dated on or about September 1, 2004 and in Registration Statement Nos. 333-57214, 333-39840,  333-63856, and 333-115384 of Harrah’s Entertainment, Inc. on the respective Forms S-8 under the Securities Act of 1933 of our report dated March 19, 2004 relating to the consolidated financial statements of Horseshoe Gaming Holding Corp. and Subsidiaries (“Horseshoe”) as of and for the years ended December 31, 2003 and 2002 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the application of procedures relating to certain disclosures of financial statement amounts related to the 2001 financial statements that were audited by other auditors who have ceased operations and for which we have expressed no opinion or other form of assurance other than with respect to such disclosures and also includes an explanatory paragraph relating to Horseshoe’s change in 2002 in its method of accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”) appearing in the Annual Report on Form 10-K of Horseshoe for the year ended December 31, 2003.

/s/ Deloitte & Touche LLP

Memphis, Tennessee
September 1, 2004